Exhibit 99

PRESS RELEASE

Contact:

Kenneth R. Totten

Chairman, President and Chief Executive Officer

(732) 541-5445

URSB Bancorp, Inc. Announces Subscription Offering Results

Carteret, NJ; March 9, 2026 – URSB Bancorp, Inc. (the “Company”), the proposed holding company of United Roosevelt Savings Bank (the “Bank”), announced today the results of the subscription offering conducted in connection with the mutual-to-stock conversion of United Roosevelt, MHC (the “MHC”), the Bank’s mutual holding company.

The subscription offering was oversubscribed in the third priority category by the Bank’s supplemental eligible account holders as of the close of business on December 31, 2025. Valid subscription orders for more than the $23,143,750 adjusted maximum of the offering range were received. As a result of the oversubscription, the subscription orders are subject to the priorities and allocation procedures disclosed in the Company’s Prospectus dated January 9, 2026.

At a Special Meeting of Depositors held on February 26, 2026, the Bank’s depositors approved the MHC’s Plan of Conversion and the funding and establishment of a charitable foundation in connection with the conversion. The closing of the conversion remains subject to the receipt of final regulatory approval and the satisfaction of other customary closing conditions. The Company intends to issue a press release when final regulatory approvals are received and an expected closing date is established.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank. Janney Montgomery Scott LLC acted as the Company’s marketing agent in the subscription offering, and Stevens & Lee is acting as its legal counsel.

Legal Disclosure

The shares of common stock of URSB Bancorp, Inc. are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, delay or failure to receive final regulatory approvals and delay in closing the conversion and stock offering.

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